Exhibit 99.01

Golfsmith Announces Fourth Quarter and Fiscal 2008 Results

AUSTIN, March 3, 2009 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the fourth quarter and fiscal 2008 ended January 3, 2009. The fourth quarter of fiscal 2008 represented a 14-week period compared to the fourth quarter of fiscal 2007, which was a 13-week period.

Fourth Quarter Highlights:

•                  Net revenues decreased 14.1 percent to $67.8 million for the fourth quarter of fiscal 2008 compared to net revenues of $79.0 million for the same period in the prior year.  Net revenues reflect a 17.3 percent decrease in comparable store sales and a 23.1 percent decrease in net revenues from the Company’s direct channel. Total net revenues represent 14 weeks in 2008 compared to 13 weeks in 2007.  Comparable store sales are calculated on a 13-week basis for both quarters presented.

•                  Operating loss totaled $6.6 million for the fourth quarter of fiscal 2008 compared to a loss of $45.6 million for the same period last year. Fiscal 2007 fourth quarter operating loss included a $43.0 million non-cash impairment charge to write-off goodwill and reduce the net book value of other long-lived assets. Excluding these non-cash charges, operating loss in the fourth quarter of fiscal 2007 would have been $2.6 million.

•                  During the fourth quarter of fiscal 2008, the Company recorded a $2.2 million reclassification adjustment of advertising costs related to its cooperative vendor programs resulting in a 320 basis-point year-over-year increase in cost of goods sold and a corresponding reduction to selling, general and administrative expense.

•                  Net loss in the fourth quarter of fiscal 2008 totaled $6.5 million or a net loss per diluted share of $0.40 as compared to a net loss of $46.7 million or, excluding the $43.0 million non-cash impairment charge, a net loss of $3.7 million or $0.23 per diluted share.

Martin Hanaka, chairman and chief executive officer commented, “Our fourth quarter results reflect ongoing challenges in the economic environment. We will continue to carefully manage our expenses, inventory, and cash position, and we will remain diligent in this regard in response to continued weakness in consumer trends in 2009. We have reduced inventory by $8.0 million and continue to carefully monitor our in stock position and inventory productivity and many of our products are on weekly replenishment.  We believe these operational actions have positioned us well for the uncertain fiscal 2009 and will allow us to quickly capture any rebound at retail when it occurs.”

Fiscal 2008 Highlights:

•                  Net revenues in fiscal 2008 decreased 2.4 percent to $378.8 million compared to net revenues of $388.2 million for the same period last year. Net revenues reflect a 6.3 percent decrease in comparable store sales and a 13.1 percent decrease in net revenues from the Company’s direct channel. Total net revenues represent 53 weeks in fiscal 2008 compared to 52 weeks in fiscal 2007. Comparable store sales are calculated on a 52-week basis in both fiscal years.

•                  The Company reported operating income of $2.3 million in fiscal 2008. This compares to an operating loss of $36.9 million in fiscal 2007, including the $43.0 million non-cash impairment charge to goodwill and other long-lived assets. Excluding the impairment charge, operating income was $6.1 million in fiscal 2007.

•                  The Company reported a net loss of $0.5 million for fiscal 2008, or a net loss per diluted share of $0.03 as compared to a net loss of $40.8 million in fiscal 2007. Excluding the $43.0 million non-cash impairment charge, net income was $2.2 million or $0.14 per diluted share in fiscal 2007.

•                  The Company’s Line of Credit was reclassified to long-term debt on its audited consolidated balance sheets reflecting a maturity date of June 2011.

As of January 3, 2009, total inventory was $90.5 million compared to $98.5 million at December 29, 2007, and average store inventory declined approximately 8%.

Outlook:

For fiscal 2009, the Company expects sales to decline in the mid- to high- single digits, a slight improvement in gross margin, and to generate positive free cash flow.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. (eastern time) to discuss the fourth quarter and fiscal 2008 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for seven days following the call by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 6428954.

About Golfsmith

Golfsmith International Holdings, Inc., (NASDAQ: GOLF) is a 40-year-old specialty retailer of golf and tennis equipment, apparel and accessories. The Company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in its 73 stores across the United States, through its Internet site at www.golfsmith.com and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to the Risk Factors set forth in Item 1A. Risk Factors in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2008.

The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquiries:

ICR, Inc.

Joseph Teklits/Jean Fontana

203-682-8200

www.icrinc.com

Golfsmith International Holdings, Inc.

Consolidated Statements of Operations

	Twelve Months Ended		Three Months Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007
			(unaudited)
Net revenues	$378,772,097	$388,157,258	$67,840,305	$78,969,155
Cost of products sold	251,134,234	252,254,943	46,979,673	51,413,713
Gross profit	127,637,863	135,902,315	20,860,632	27,555,442

Selling, general and administrative	124,587,302	127,420,598	26,989,259	29,850,870
Store pre-opening/closing expenses	442,181	2,361,324	182,398	311,758
Impairment of goodwill and long-lived assets	284,229	42,993,665	284,229	42,993,665
Total operating expenses	125,313,712	172,775,587	27,455,886	73,156,293

Operating income (loss)	2,324,151	(36,873,272)	(6,595,254)	(45,600,851)

Interest expense	(2,885,301)	(3,784,517)	(598,016)	(1,067,951)
Interest income	9,553	103,477	(76,318)	33,811
Other income (expense), net	157,376	395,295	160,996	244,820

Loss before income taxes	(394,221)	(40,159,017)	(7,108,592)	(46,390,171)

Income tax benefit (expense)	(121,390)	(661,033)	621,475	(305,245)

Net loss	$(515,611)	$(40,820,050)	$(6,487,117)	$(46,695,416)

Net loss per share:
Basic	$(0.03)	$(2.58)	$(0.40)	$(2.95)
Diluted	$(0.03)	$(2.58)	$(0.40)	$(2.95)

Weighted average number of shares outstanding:
Basic	15,970,581	15,793,697	16,032,153	15,824,367
Diluted	15,970,581	15,793,697	16,032,153	15,824,367

Golfsmith International Holdings, Inc.

Consolidated Balance Sheets

	January 3,	December 29,
	2009	2007

ASSETS
Current assets:
Cash and cash equivalents	$2,655,009	$4,025,299
Receivables, net	1,597,486	1,600,844
Inventories	90,499,949	98,509,444
Prepaid expenses and other current assets	9,288,142	10,531,017
Total current assets	104,040,586	114,666,604

Property and equipment:
Land and buildings	22,263,200	21,719,245
Equipment, furniture and fixtures	34,437,845	37,292,454
Leasehold improvements and construction in progress	39,081,298	35,039,300
	95,782,343	94,050,999
Less: accumulated depreciation and amortization	(38,899,399)	(33,309,807)
Net property and equipment	56,882,944	60,741,192

Tradename	11,158,000	11,158,000
Trademarks	13,972,251	13,972,251
Customer database, net	1,038,646	1,416,336
Debt issuance costs, net	410,396	574,556
Deferred tax assets, net	411,241	460,343
Other long-term assets	330,100	391,097
Total assets	$188,244,164	$203,380,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,920,442	$49,008,389
Accrued expenses and other current liabilities	19,015,839	21,193,455
Deferred tax liabilities, net	383,538	432,640
Total current liabilities	54,319,819	70,634,484

Deferred rent	12,209,786	11,771,043
Line of credit	51,708,222	50,736,236
Total liabilities	118,237,827	133,141,763

Total stockholders’ equity	70,006,337	70,238,616

Total liabilities and stockholders’ equity	$188,244,164	$203,380,379